UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2013
___________________________________

U.S. CONCRETE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34530	76-0586680
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

331 N. Main Street
Euless, Texas 76039
(Address of principal executive offices, including ZIP code)

(817) 835-4100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On June 18, 2013, U.S. Concrete, Inc. (the “Company”) issued a press release announcing the occurrence of the Conversion Event as defined in Section 5.08 of the Indenture, dated as of August 31, 2010, as supplemented, among the Company, the guarantors from time to time party thereto and U.S. Bank National Association, as Trustee, relating to the Company’s 9.5% Convertible Secured Notes due 2015. A copy of the press release is filed as Exhibit 99.1 hereto, and the information contained in Exhibit 99.1 is incorporated herein by reference.

The Company’s issuance of the Conversion Event Notice will also result in the vesting of certain incentive restricted stock unit (“IRSU”) awards held by the Company’s employees and members of the Company’s board of directors. IRSU awards require that a “Performance Goal” must be satisfied as a condition to vesting. The Performance Goal for the IRSUs will be satisfied on the earlier to occur of the following events: (a) the conversion on a cumulative basis of 95% of the Convertible Secured Notes due 2015, or (b) the date the Company delivered a Conversion Event Notice in accordance with the terms of the Indenture. The Company previously determined that the exchange offer that was completed on March 22, 2013 would exchange all of the Convertible Secured Notes and the Indenture would be terminated, thus the Performance Goal for the IRSUs could not be satisfied. However, following that exchange offer the Company has concluded that because less than 100% of the Convertible Secured Notes were in fact exchanged, it remains possible for the IRSUs to vest in accordance with the terms of the IRSU agreements by issuing a Conversion Event Notice. Each IRSU award that becomes vested in connection with the issuance of this Conversion Event Notice will entitle the holder to receive 0.35020 of a share of the Company’s common stock for each vested IRSU.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Exhibit
99.1	Press Release of U.S. Concrete, Inc. dated June 18, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CONCRETE, INC.

Date: June 18, 2013                By:
Name:    William M. Brown
Title:     Senior Vice President and
    Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release of U.S. Concrete, Inc. dated June 18, 2013